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               Norfolk Southern

               Financial Analyst Presentation





               October 23, 1996






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               Presentation Outline


             Summary of Offer

             Strategic Rationale

             Pro Forma Financial Effects

             Summary of Transaction Benefits






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Summary of Conrail Offer


Financial Terms

        $100 per share for a total transaction value of $11.2 billion

        100% cash

        Offer conditions

        All shares in voting trust - - cash upfront

        Financing commitments:
                J.P. Morgan, Merrill Lynch

        Tender to commence promptly

Other Issues

        Letter to Conrail Board

        Lawsuit in Federal Court

        Final regulatory approval








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Strategic Rationale - Overview of Norfolk Southern Advantages


A. Strategic Value

     Market Balance:     Stronger, more competitive Eastern market

     Combined System
     to Best Operator:   With the consistently lowest operating ratio in the
                         industry, Norfolk Southern is the best choice to achieve the most efficient rail system in the East

B. Financial Value

     Best Value for
     CR Shareholders:    $100 vs. $84.75 (current market)
                         All cash
                         Payment upfront with closure into voting trust

     Best Value for
     NS Shareholders:    Maximizes future earnings accretion
                         Confidence in achieving synergy
                         Strong balance sheet

C. Value to Other Constituencies

     Customers           Communities

     General Public      Suppliers

     Employees








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Strategic Rationale:  The Combined System




       [GRAPHIC-MAP SHOWING THE COMBINED SYSTEM OF NORFOLK SOUTHERN AND CONRAIL]













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                         Financial Effects: Overview
                               ($ in billions)


                    Pro Forma Results for Fiscal Year 1997

          Revenues                                          $9.0

          EBITDA                                             3.1

          Interest                                           1.0

          Total Debt (1/1/97)                              $13.2

          EBITDA/Interest                                    3.1x

          Total Debt/Total Capitalization (1/1/79)           72%

          Total Debt/Total Market Capitalization             53%







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Financial Effects:  Highlights

        EPS Impact

                Modestly accretive in Year 1 (1998): 3% - 4%

                Significantly accretive in Years 2 and 3 when full synergies realized: 20% and 30%, respectively

        Substantial increase in EPS growth rate

        Transaction Synergies                            1998     1999      2000
                                                         ----     ----      ----
                Operating Savings
                (net of add'l costs)                     $145     $320      $515

                Profit from Revenue Enhancements
                (net of diversions)                        30       75       145
                                                         ----     ----      ----
                         Total Operating Impact:         $175     $395      $660
                                                         ====     ====      ====


        Cash Flows for Debt Repayment (after dividends)

                                             1st 3 Years:   $2.85 billion

                                             1st 5 Years:   $5.75 billion





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                  Transaction Benefits: Net Revenue Synergies
                                ($ in millions)


                                                Net Revenue Change:
                                             ------------------------
                                             1998      1999      2000
                                             ----      ----      ----

Revenues                                     $105      $285      $525
                                             ====      ====      ====

Operating Income                              $30       $75      $145
                                             ====      ====      ====

New Business Revenue:

     Single Line Service                                         $215

     New Coal Traffic                                             134

     Highway-to-Intermodal                                        190

     Highway-to-Carload                                           126

Losses-Enhanced Competition                                      (140)
                                                                 ----
                                                       Total:    $525
                                                                 ====








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              Transaction Benefits: Operating Expense Synergies
                               ($ in millions)


                                       1998       1999      2000
                                       ----       ----      ----
General and Administrative              $48       $106      $170

Transportation                           45        100       161

Equipment Savings                        30         67       107

Way & Structures                         22         47        77
                                       ----       ----      ----
Total Operating Expense                $145       $320      $515
  (net of add'l costs incurred)        ====       ====      ====










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                                   Summary


        Best Deal for the U.S. Transportation Industry

                Best operator should run this combined railroad
                Best competitive balance in the East


        Best Deal for Conrail Shareholders

                All cash
                Our confidence of realizing synergies = upfront payment


        Best Deal for Norfolk Southern Shareholders

                Significant accretion from transaction synergies
                Accelerated 5-year growth rate -- synergies and deleveraging